LMP Intermediate-Term Municipal Fund
Items 77C

On December 11, 2006, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund?s Trustees. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Agreement and Plan of Reorganization and (2) Revise, Remove and Convert Fundamental Investment Policies.
1.	Agreement and Plan of Reorganization
 				Votes 				Broker
Item Voted On    Votes For 	Against     Abstentions 	Non-Votes
Reorganize as
Corresponding
Series of an
Existing
Trust 	  43,929,298.297  691,099.658  1,164,640.768  15,656,277.000
2. Revise, Remove and Convert Fundamental Investment Policies
				Votes				Broker
Items Voted On   Votes For     Against    Abstentions 		Non-Votes
Revise:
Borrowing
Money 	      43,460,301.019 1,216,527.393 1,108,210.311    15,656,277.000
Underwriting  43,614,483.753  897,018.646  1,273,536.324    15,656,277.000
Lending       43,447,373.929 1,057,587.005 1,280,077.789    15,656,277.000
Issuing Senior
Securities    43,581,883.642 1,035,481.000 1,167,674.081    15,656,277.000
Real
Estate        43,495,522.569 1,144,306.686 1,145,209.468    15,656,277.000
Commodities   43,544,647.814   962,862.190 1,277,528.719    15,656,277.000
Concentration 43,673,018.173   956,987.265 1,155,033.285    15,656,277.000
Remove:
Diversification
              43,505,526.448 1,073,097.085 1,206,415.190    15,656,277.000
Convert:
Investment Objective
From Fundamental to Non-
Fundamental   43,328,877.355 1,174,359.094 1,281,802.274    15,656,277.000
Additional Shareholder Information (unaudited) (continued)
On January 12, 2007, a Special Meeting of Shareholders was held to vote on a proposal recently approved by the Fund?s Trustees. The following table provides the number of votes cast for, withheld, as well as the number of abstentions and broker non-votes as to the following proposal:
Election of Trustees?
						Authority
Nominees 		Votes For		Withheld 	Abstentions
Elliot J. Berv  	2,460,514,077.914  107,877,119.087	  855.000
A.Benton
Cocanougher     	2,460,649,239.798  107,741,957.203 	  855.000
Jane F. Dasher  	2,459,886,085.403  108,505,111.598 	  855.000
Mark T. Finn    	2,461,110,589.854  107,280,607.147	  855.000
Rainer Greeven  	2,460,604,833.352  107,786,363.649 	  855.000
Stephen Randolph
Gross           	2,460,630,955.108  107,760,241.893        855.000
Richard E.
Hanson, Jr.     	2,460,650,073.071  107,741,123.930        855.000
Diana R.
Harrington      	2,461,328,194.449  107,063,002.552        855.000
Susan M.
Heilbron        	2,460,753,285.113  107,637,911.888        855.000
Susan B.
Kerley          	2,460,598,676.696  107,792,520.305        855.000
Alan G. Merten  	2,460,668,803.704  107,722,393.297        855.000
R. Richardson
Pettit          	2,460,902,201.634  107,488,995.367        855.000
R. Jay Gerken, CFA 	2,459,680,621.486  108,710,575.515        855.000